Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT: Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.4 million, down $0.2 million, from net income of $1.6 million for first quarter of 2019
●	Diluted earnings per share of $0.30, down $0.05, from $0.35 for first quarter of 2019
●	Gain on sales of loans of $1.1 million, up $0.7 million, from $0.4 million for first quarter of 2019
●	Net interest margin of 3.76%, down 35 basis points, from 4.11% for first quarter of 2019
●	Provision for loan losses of $0.5 million, up $0.5 million, from first quarter of 2019

Net Income Summary	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2020	2019
Net income	$1,385	1,620
Diluted earnings per share	0.30	0.35
Return on average assets (annualized)	0.72%	0.91%
Return on average equity (annualized)	5.93%	7.67%
Book value per share	$19.68	17.63

ROCHESTER, MINNESOTA, April 20, 2020 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $784 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.4 million for the first quarter of 2020, a decrease of $0.2 million compared to net income of $1.6 million for the first quarter of 2019. Diluted earnings per share for the first quarter of 2020 was $0.30, a decrease of $0.05 from diluted earnings per share of $0.35 for the first quarter of 2019. The decrease in net income between the periods was due to a $0.6 million increase in non-interest expenses that was primarily the result of a $0.2 million increase in legal expenses related to a bankruptcy litigation claim and a $0.1 million increase in compensation expense due to normal salary increases and the opening of a new branch location in 2019. Net income also decreased because of the $0.5 million increase in the provision for loan losses between the periods due primarily to changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. These decreases in net income were partially offset by a $0.7 million increase in the gain on sales of loans between the periods. The increase in the gain on sales of loans was due to the increase in mortgage loan refinance activity in the current period as a result of the lower interest rate environment between the periods.

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President’s Statement

“The COVID-19 pandemic and the related stay-at-home orders have impacted everyone in the first quarter of 2020. The economic effects of the pandemic on our clients combined with the net interest margin compression related to the low interest rate environment continues to be an earnings challenge for our bank and the financial industry as a whole,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Despite these challenges, we are pleased to report the increase in our mortgage loan origination activity and the related gain on sales of loans that we experienced during the first quarter of 2020. We are also encouraged by the potential positive impact that the Small Business Administration loan programs, as well as other economic stimulus actions implemented by the Federal Government, will have on our clients. We continue to assist our clients in navigating the various stimulus programs so that they can maximize the benefits of these programs.”

First Quarter Results

Net Interest Income

Net interest income was $6.9 million for the first quarter of 2020, a decrease of $0.1 million, or 1.3%, compared to $7.0 million for the first quarter of 2019. Interest income was $7.8 million for the first quarter of 2020, an increase of $0.1 million, or 1.4%, from $7.7 million for the first quarter of 2019. Interest income increased primarily because of the $49.4 million increase in the average interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.24% for the first quarter of 2020, a decrease of 28 basis points from 4.52% for the first quarter of 2019. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $0.9 million for the first quarter of 2020, an increase of $0.2 million, or 29.3%, compared to $0.7 million for the first quarter of 2019. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.53% for the first quarter of 2020, an increase of 8 basis points from 0.45% for the first quarter of 2019. The increase in the interest paid on interest-bearing liabilities was primarily because of the lag in the market’s response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019 and the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2020 was 3.76%, a decrease of 35 basis points, compared to 4.11% for the first quarter of 2019. The decrease in the net interest margin is primarily related to the increase in interest expense as a result of the lag in the markets response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019 and the first quarter of 2020 coupled with a decrease in the average yield earned on interest-earning assets between the periods.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2020 and 2019 is as follows:

	For the three-month period ended
	March 31, 2020			March 31, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$103,269	501	1.95%	$78,794	338	1.74%
Loans held for sale	2,754	24	3.52	1,187	12	4.17
Mortgage loans, net	127,235	1,276	4.03	115,854	1,261	4.41
Commercial loans, net	409,781	5,097	5.00	400,905	5,060	5.12
Consumer loans, net	68,418	843	4.96	72,572	935	5.22
Other	32,254	103	1.28	25,008	126	2.04
Total interest-earning assets	743,711	7,844	4.24	694,320	7,732	4.52

Interest-bearing liabilities:
Checking accounts	103,294	30	0.12	97,692	24	0.10
Savings accounts	81,150	16	0.08	78,496	15	0.08
Money market accounts	190,497	293	0.62	181,570	270	0.60
Certificates	123,770	553	1.80	114,196	381	1.35
Total interest-bearing liabilities	498,711			471,954
Non-interest checking	173,986			156,454
Other non-interest bearing liabilities	2,793			2,062
Total interest-bearing liabilities and non-interest bearing deposits	$675,490	892	0.53	$630,470	690	0.45
Net interest income		$6,952			$7,042
Net interest rate spread			3.71%			4.07%
Net interest margin			3.76%			4.11%

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Provision for Loan Losses

The provision for loan losses was $0.5 million for the first quarter of 2020, an increase of $0.5 million compared to $27,000 for the first quarter of 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in our loan loss allowance related to the economic environment was based, in part, on the amount of loans to borrowers that had their loan payments deferred because they had been negatively impacted by the pandemic. At March 31, 2020, the Bank had $78.6 million of loans with deferred payment agreements with $48.4 million of these loans related to the hotel industry and $9.6 million related to the theater industry. The qualitative increase to our loan loss allowance related to the current economic environment along with the increase to the allowance related to loan growth were partially offset by improvements in other qualitative reserves and a reduction in the specific reserves required on loans that were paid off during the quarter. Total non-performing assets were $2.6 million at March 31, 2020, a decrease of $0.1 million, or 2.5%, from $2.7 million at December 31, 2019. Non-performing loans decreased $0.2 million and foreclosed and repossessed assets increased $0.1 million during the first quarter of 2020.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2020 and 2019 is as follows:

(Dollars in thousands)	2020	2019

Balance at January 1,	$8,564	8,686
Provision	460	27
Charge offs:
Consumer	(12)	(39)
Commercial business	0	(43)
Recoveries	24	42
Balance at March 31,	$9,036	8,673
Allocated to:
General allowance	$8,389	7,854
Specific allowance	647	819
	$9,036	8,673

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2020	2019
Non-performing loans:
Single family	$647	$617
Commercial real estate	734	184
Consumer	491	659
Commercial	40	621
Total	1,912	2,081

Foreclosed and repossessed assets:
Single family	$269	166
Commercial real estate	414	414
Total non-performing assets	$2,595	$2,661
Total as a percentage of total assets	0.33%	0.34%
Total non-performing loans	$1,912	$2,081
Total as a percentage of total loans receivable, net	0.31%	0.35%
Allowance for loan losses to non-performing loans	472.54%	411.45%

Delinquency data:
Delinquencies (1)
30+ days	$1,464	$1,167
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.23%	0.19%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

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Non-Interest Income and Expense

Non-interest income was $2.5 million for the first quarter of 2020, an increase of $0.8 million, or 46.1%, from $1.7 million for the first quarter of 2019. Gain on sales of loans increased $0.7 million between the periods primarily because of an increase in single family loan originations and sales. Loan servicing fees increased slightly between the periods due to an increase in the single family loans being serviced. Fees and services charges increased slightly due primarily to an increase in debit card income. These increases were partially offset by a slight decrease in other non-interest income due to an increase in the losses realized on equity investments between the periods.

Non-interest expense was $7.0 million for the first quarter of 2020, an increase of $0.6 million, or 8.6%, from $6.4 million for the first quarter of 2019. Professional services expense increased $0.2 million between the periods primarily because of an increase in legal expenses relating to a bankruptcy litigation claim. Compensation and benefits expense increased $0.1 million primarily because of annual salary increases and the opening of a new branch location in 2019. Other non-interest expense increased $0.1 million because of an increase in mortgage servicing expenses due to the increase in serviced loans being refinanced between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and non-capitalized software costs. Data processing costs increased slightly between the periods due to an increase in mobile banking expenses. Income tax expense was $0.6 million for both the first quarter of 2020 and the first quarter of 2019.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2020 was 0.72%, compared to 0.91% for the first quarter of 2019. Return on average equity (annualized) was 5.93% for the first quarter of 2020, compared to 7.67% for the first quarter of 2019. Book value per common share at March 31, 2020 was $19.68, compared to $17.63 at March 31, 2019.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, maintaining net interest margins, reducing non-performing assets, and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the anticipated impact of the COVID-19 pandemic on the general economy, our clients, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

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A number of factors, many of which may be amplified by the COVID-19 pandemic, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2020	2019
	(unaudited)
Assets
Cash and cash equivalents	$35,744	44,399
Securities available for sale:
Mortgage-backed and related securities (amortized cost $52,160 and $54,777)	53,687	54,851
Other marketable securities (amortized cost $46,945 and $52,751)	47,252	52,741
	100,939	107,592

Equity securities	110	167
Loans held for sale	4,884	3,606
Loans receivable, net	617,645	596,392
Accrued interest receivable	2,236	2,251
Real estate, net	683	580
Federal Home Loan Bank stock, at cost	932	854
Mortgage servicing rights, net	2,206	2,172
Premises and equipment, net	10,426	10,515
Goodwill	802	802
Core deposit intangible	131	156
Prepaid expenses and other assets	6,254	6,451
Deferred tax asset, net	1,208	1,702
Total assets	$784,200	777,639

Liabilities and Stockholders’ Equity
Deposits	$677,519	673,870
Accrued interest payable	344	420
Customer escrows	3,120	2,413
Accrued expenses and other liabilities	8,182	8,288
Total liabilities	689,165	684,991
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,347	40,365
Retained earnings, subject to certain restrictions	108,932	107,547
Accumulated other comprehensive income	1,321	46
Unearned employee stock ownership plan shares	(1,595)	(1,643)
Treasury stock, at cost 4,300,689 and 4,284,840 shares	(54,061)	(53,758)
Total stockholders’ equity	95,035	92,648
Total liabilities and stockholders’ equity	$784,200	777,639

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2020	2019
Interest income:
Loans receivable	$7,240	7,268
Securities available for sale:
Mortgage-backed and related	289	46
Other marketable	212	292
Other	103	126
Total interest income	7,844	7,732

Interest expense:
Deposits	892	690
Total interest expense	892	690
Net interest income	6,952	7,042
Provision for loan losses	460	27
Net interest income after provision for loan losses	6,492	7,015

Non-interest income:
Fees and service charges	714	700
Loan servicing fees	332	315
Gain on sales of loans	1,134	379
Other	291	297
Total non-interest income	2,471	1,691

Non-interest expense:
Compensation and benefits	4,047	3,910
Occupancy and equipment	1,123	1,060
Data processing	308	301
Professional services	487	272
Other	1,036	903
Total non-interest expense	7,001	6,446
Income before income tax expense	1,962	2,260
Income tax expense	577	640
Net income	1,385	1,620
Other comprehensive income, net of tax	1,275	484
Comprehensive income available to common shareholders	$2,660	2,104
Basic earnings per share	$0.30	0.35
Diluted earnings per share	$0.30	0.35

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2020	2019
I. OPERATING DATA:
Interest income	$7,844	7,732
Interest expense	892	690
Net interest income	6,952	7,042

II. AVERAGE BALANCES:
Assets (1)	777,564	724,330
Loans receivable, net	605,434	589,331
Securities available for sale (1)	103,269	78,794
Interest-earning assets (1)	743,711	694,320
Interest-bearing liabilities and non-interest bearing deposits	675,490	630,470
Equity (1)	93,881	85,623

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.72%	0.91%
Interest rate spread information:
Average during period	3.71	4.07
End of period	3.65	4.15
Net interest margin	3.76	4.11
Ratio of operating expense to average total assets (annualized)	3.62	3.61
Return on average common equity (annualized)	5.93	7.67
Efficiency	74.29	73.81
	March 31,	December 31,	March 31,
	2020	2019	2019
IV. EMPLOYEE DATA:
Number of full time equivalent employees	180	181	176

V. ASSET QUALITY:
Total non-performing assets	$2,595	2,661	2,965
Non-performing assets to total assets	0.33%	0.34%	0.41%
Non-performing loans to total loans receivable, net	0.31	0.35	0.42
Allowance for loan losses	$9,036	8,564	8,673
Allowance for loan losses to total assets	1.15%	1.10%	1.20%
Allowance for loan losses to total loans receivable, net	1.46	1.44	1.45
Allowance for loan losses to non-performing loans	472.54	411.45	343.90

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$19.68	19.13	17.63
	Three Months Ended Mar 31, 2020	Year Ended Dec 31, 2019	Three Months Ended Mar 31, 2019
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	12.12%	11.91%	11.81%
Average stockholders’ equity to average assets (1)	12.07	12.06	11.82
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.10	110.18	110.13
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.22	13.21	13.06
Tier 1 capital leverage ratio	10.97	10.89	11.27
Tier 1 capital ratio	13.22	13.21	13.06
Risk-based capital	14.47	14.46	14.31

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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